SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2003

Commission File Number 1-31300

EXPRESSJET HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0517977 (I.R.S. Employer Identification No.)

1600 Smith Street, Dept. HQSCE Houston, Texas (Address of principal executive offices)	77002 (Zip Code)

713-324-2639
(Registrant's telephone number, including area code)

Item	9.	Regulation FD Disclosure
1.

On June 5, 2003, Continental Airlines filed a Form 8-K with the SEC presenting information relating to its financial outlook for 2003.  The Form 8-K included information regarding estimates for available seat miles (ASMs), load factors and fuel gallons consumed for its Continental Express operations.  Continental Express is operated by ExpressJet Airlines, Inc., which provides Continental Airlines with all of its regional jet airline capacity at its hub airports in New York/Newark, Houston and Cleveland.  ExpressJet Airlines is owned by ExpressJet Holdings, Inc.

Continental Airlines estimates the 2003 ASMs growth numbers for Continental Express are 35% for the second quarter and 33% for the full year 2003.  The Company estimates ASMs will grow between 32% - 34% for the full year 2003.  Continental Airlines estimates the load factors for Continental Express are 70% - 71% for the second quarter 2003 and 69% - 70% for the full year 2003.  Continental Airlines also estimates that Continental Express will consume 50 million gallons of fuel in the second quarter 2003 and 210 million for the full year 2003.

Please note the foregoing contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements reflect expectations and assumptions about future events and are subject to uncertainties and other factors.  Some of the known risks that could significantly impact operating results and capacity include, but are not limited to, our dependence on our capacity purchase agreement with Continental Airlines; our dependence on Continental Airlines’ financial and operational strength; labor costs and relations, including the results of union contract negotiations; flight disruptions as a result of operational matters; deliveries of additional aircraft; our ability to implement our growth strategy; regulatory developments; competition and industry conditions; and the seasonal nature of the airline business.  Additional information concerning risk factors that could affect our actual results are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2002.  The events described in the forward-looking statements might not occur or might occur to a materially different extent than described above.  We undertake no duty to update or revise any of our forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, ExpressJet Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESSJET HOLDINGS, INC.
(Registrant)

Date: June 5, 2003	/s/ Frederick S. Cromer
Frederick S. Cromer Vice President and Chief Financial Officer